Exhibit 99.1 - News Release dated December 10, 2018

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lee.net

NEWS RELEASE

Mary Junck moves to chairman of Lee Enterprises

DAVENPORT, Iowa, Dec. 10, 2018 (GLOBE NEWSWIRE) -- Mary Junck, longtime leader of Lee Enterprises, Incorporated (NYSE: LEE), plans to transition from executive chairman after the annual shareholders meeting in February 2019 and will continue as chairman of the board of directors.

The change in responsibilities will complete a transition plan that included the advancement of Kevin Mowbray to president and chief executive officer in 2016.

As executive chairman since then, Junck has served as an adviser to the CEO and continued to guide Lee's overall strategy and direction. As chairman, she will provide leadership for the board of directors and lead projects as requested by the board and the CEO.

Junck, 71, joined Lee in 1999 as executive vice president and chief operating officer. She became president in 2000, chief executive in 2001 and chairman in 2002. Under her leadership, Lee has grown from publishing 18 daily newspapers into an industry-leading provider of print and digital local news, information and advertising in 49 markets in 21 states. In July, Lee also began managing Berkshire Hathaway's BH Media operations in 30 markets.

"The Board of Directors is deeply grateful for Mary's strategic guidance during this transition," said Herb Moloney, lead independent director. "In the last three years, she has been a very positive resource for Lee managers, and her strategic involvement led to the innovative management agreement with BH Media. With her extraordinary leadership, we expect to keep Lee fully in the forefront of the industry's transformation."
The 2019 Lee annual meeting of shareholders is scheduled for February 20 in Davenport.
Lee's markets include St. Louis, Missouri; Lincoln, Nebraska; Madison, Wisconsin; the Quad-Cities of Iowa-Illinois; Billings, Montana; Bloomington, Illinois; and Tucson, Arizona. Lee also operates TownNews.com, a state-of-the-art provider of digital media services for more than 1,700 news organizations in the United States and Canada. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information, please visit lee.net.
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